EXHIBIT 21.1
SUBSIDIARIES OF NEOGENOMICS, INC.

Inivata Limited, a UK limited company
NeoGenomics Bioinformatics, Inc., a Florida corporation
NeoGenomics Laboratories, Inc., a Florida corporation
Suzhou NeoGenomics Pharmaceutical Research Co., Limited, a Suzhou, China corporation
Trapelo Health, LLC, a Delaware limited liability company